Exhibit 99.3

EyePoint Pharmaceuticals Announces Closing of Upsized Public Offering and

Full Exercise of Option to Purchase Additional Shares

WATERTOWN, Mass., December 8, 2023 (GLOBE NEWSWIRE) – EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a company committed to developing and commercializing therapeutics to improve the lives of patients with serious retinal diseases, today announced the closing of its previously announced underwritten public offering of 13,529,411 shares of its common stock, which includes the exercise in full by the underwriters of their option to purchase an additional 1,764,705 shares of common stock, at the public offering price of $17.00 per share. Gross proceeds to EyePoint in the offering, before underwriting discounts and estimated expenses of the offering, were approximately $230.0 million.

J.P. Morgan, TD Cowen and Guggenheim Securities acted as joint book running managers for the offering. Cantor also acted as a book running manager for the offering. Mizuho and Laidlaw & Company (UK) Ltd. acted as co-managers for the offering.

EyePoint intends to use the net proceeds from the offering to advance clinical development of EYP-1901 for wet age related macular degeneration through the initiation of and reporting of topline data from two pivotal Phase 3 clinical trials, as well as support its earlier stage pipeline development initiatives, and for general corporate purposes.

The securities described above were offered by EyePoint pursuant to a shelf registration statement on Form S-3 (No. 333-275125) previously filed with the Securities and Exchange Commission (SEC) on October 20, 2023 and declared effective by the SEC on October 30, 2023.

The securities were offered by means of a prospectus supplement and accompanying prospectus relating to the offering that form a part of the registration statement. A final prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, by email at Prospectus_ECM@cowen.com or by telephone at (833) 297-2926; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals (Nasdaq: EYPT) is a clinical-stage company committed to developing and commercializing therapeutics to help improve the lives of patients with serious retinal diseases. The Company’s pipeline leverages its proprietary bioerodible Durasert E™ technology for sustained intraocular drug delivery. The company’s lead product candidate, EYP-1901, is an investigational sustained delivery treatment for VEGF-mediated retinal diseases combining vorolanib, a selective and patent-protected tyrosine kinase inhibitor (TKI) with Durasert E™. Vorolanib is licensed to EyePoint exclusively by Equinox Sciences for the localized treatment of all ophthalmic diseases. Additional pipeline programs include EYP-2301, a promising Tie-2 activator, razuprotafib, f/k/a AKB-9778, formulated in Durasert E™ to potentially improve outcomes in wet AMD and diabetic eye disease. The proven Durasert® drug delivery platform has been safely administered to over thousands of patient eyes across four U.S. FDA approved products. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the use of proceeds for the offering and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, this includes stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market. More detailed information on these and additional factors that could affect EyePoint’s actual results are described in EyePoint’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. All forward-looking statements in this news release speak only as of the date of this news release. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investors:

Christina Tartaglia

Stern IR

Direct: 212-698-8700

christina.tartaglia@sternir.com

Media Contact

Amy Phillips

Green Room Communications

Direct: 412-327-9499

aphillips@greenroompr.com